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                                                                       Exhibit 5



                                  June 26, 2000


Citizens Banking Corporation
328 S. Saginaw Street
Flint, Michigan  48502


Ladies and Gentlemen:

         I have served as counsel to Citizens Banking Corporation (the "Company") in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the issuance in the manner described in the Registration Statement of 555,000 shares of the Company's Common Stock, without par value (the "Common Stock"), pursuant to the Company's All-Employee Stock Option Plan (the "Plan").

         I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

         Based upon such examination and my participation in the preparation of the Registration Statement, it is my opinion that (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of Michigan and (2) the shares of Common Stock reserved for issuance under the Plan, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         I consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                               Very truly yours,

                               /s/ Thomas W. Gallagher

                               Thomas W. Gallagher, Esq., Senior Vice President, General Counsel and Secretary